York Space Systems Reports Third Quarter 2026 Results
Identified Pipeline Expands 30%, as Anticipated Focus on Competition and Vendor Diversity Strengthen York’s Position for Future Awards

DENVER, CO – November 12, 2026 – York Space Systems Inc. (NYSE: YSS) (York) today announced financial results for the quarter ended September 30, 2026.

($ in thousands, except percentages)	For the three months ended September 30,
	2026	2025	% Change
Revenue	$84,171	$90,763	(7)%
Gross profit	15,519	20,266	(23)%
Net loss	(807,398)	(20,081)	3921%
Adjusted EBITDA (non-GAAP)	$(27,575)	$(3,399)	711%

($ in thousands, except percentages)	For the nine months ended September 30,
	2026	2025	% Change
Revenue	$293,061	$280,854	4%
Gross profit	59,849	54,394	10%
Net loss	(961,583)	(56,044)	1616%
Adjusted EBITDA (non-GAAP)	$(40,716)	$(6,864)	493%
* See definition and reconciliation of Adjusted EBITDA to net loss under “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Measures.”

York also announced today that Brian Frantz has been appointed as permanent Chief Financial Officer of York. Mr. Frantz has served as interim Chief Financial Officer since August 2026 and as Chief Accounting Officer since September 2025. Mr. Frantz has decades of senior financial leadership roles in both public and private companies, which we expect will be of benefit to York.

“Our identified pipeline grew more than 30 percent compared to last quarter, and we have secured the critical contract positions needed to compete for significant awards in 2027 and beyond, with IDIQ awards already converting into funded task orders,” said Dirk Wallinger, CEO of York. “Following the election, we expect greater demand for competition and vendor diversity and a significant realignment of government resources across proven providers. Our delivery record, production capacity and competitive pricing position York to benefit from that shift independent of total budget size. At the same time, we expect our proposed acquisition of Outlook Industries to open an entirely new market by extending our existing technology, production capabilities, and proven space ecosystem to unmanned platforms in the field. We believe unmanned fleets will define the future of defense, and York has built the infrastructure to support their operations at scale while keeping warfighters farther from the fight.”

“Our contribution margins continue to benefit from the shift to newer programs, and we see a long-term trend toward increased profitability as we move up the value chain," said Brian Frantz, CFO and CAO of York. “More satellites in operation create opportunities for ongoing mission operations revenue, while delivering complete solutions allows us to capture more value from each mission. Expansion into adjacent markets further broadens our addressable market, building on the technology, production capacity, and infrastructure we’ve already invested in.”

Third Quarter 2026 Company Results
Revenue for the quarter was $84.2 million, down $6.6 million, or 7% year over year.

Gross Margin was 18% in the current year quarter, down 400 bps from last year’s Q3; Gross Profit was $15.5 million, down from $20.3 million in the year-ago quarter, primarily driven by lower revenues in the quarter.

York recorded a non-cash goodwill impairment charge of $749.7 million, as a result of the difficulty in estimating with sufficient certainty the timing and amount of future contract awards beyond 2026.

Backlog stood at $581.0 million on September 30, down slightly in the third quarter. Our backlog increased by four new contract wins and modifications of $17 million, as well as increases coming from York subsidiaries of $44 million.
Selected Third Quarter and Recent Highlights
•York secured two task orders supporting the U.S. Space Force’s Space Data Network (SDN), advancing multi-vendor interoperability demonstrations and Space Exchange Point development. The awards build on York’s SDN contract position and demonstrate the opportunity to apply its spacecraft payload integration and ground infrastructure capabilities as the government develops scalable, interoperate space communications architectures.

•York was selected for the U.S. Space Force’s NITE-STAR IDIQ contract, expanding its opportunity to support space test and training missions. The contract positions York to compete for task orders combining its spacecraft platforms with ATLAS’s global ground network to deliver integrated capabilities that help Space Force operators train against real-world threats.

•York introduced LX/V-CLASS, a spacecraft platform purpose-built for Very Low Earth Orbit (VLEO), to address growing government and commercial demand for higher-fidelity observation and resilient orbit diversity in VLEO, one of the fastest-growing operational domains in space. The platform expands York’s addressable mission opportunities, drawing on its flight-proven spacecraft and established production infrastructure to meet demand for rapidly deployable, proliferated constellations at scale.

•York expanded into Geosynchronous Earth Orbit (GEO) through the U.S. Space Force’s Tetra 3 and 4 missions, referred to by York as Nemesis, broadening the company’s opportunity to support growing government demand for Space Domain Awareness missions beyond LEO. As prime contractor, York is applying its spacecraft design, sensor integration, and mission execution capabilities to these missions, with spacecraft delivery targeted for the fourth quarter of this year.

•ALL.SPACE, a wholly owned subsidiary of York, and NAVSYS demonstrated resilient communications and alternative position, navigation, and timing in a fully GPS-denied environment during the military’s Arcane Thunder exercise. Combining ALL.SPACE’s Hydra terminal with NAVSYS’s PNT-as-a-Service, the demonstration highlights the opportunity to address defense requirements for assured connectivity and navigation in contested environments through a single, integrated platform.

•York and ATLAS, a wholly owned subsidiary of York, activated a second antenna in Mwulire, Rwanda, doubling the site’s simultaneous satellite contact capacity to meet growing demand for equatorial coverage. The addition expands capacity for existing missions and new customers, strengthening York’s global ground infrastructure and its ability to support government and commercial constellations through its integrated ecosystem.

•York identified Tomorrow.io as the customer behind its previously announced $187 million commercial contract, under which York will serve as prime contractor for the initial phase of the DeepSky early warning constellation. The program calls for dozens of satellites built on York’s M-CLASS platform.

•In October, York opened a larger Austin office to support its growing software team and development of capabilities for satellite constellations and future unmanned operations. The facility strengthens York’s ability to attract technical talent and advance the integrated systems needed to connect and coordinate distributed assets across space, land, sea, and air.

•In October, ALL.SPACE secured an order from Viasat for multiple Hydra MAX terminals, demonstrating continued commercial momentum and growing government and defense demand for resilient, multi-orbit communications. Approved to operate on Viasat’s global NextGen Ka-band network, Hydra MAX expands access to assured connectivity for mobile users while supporting York’s broader opportunity to connect crewed and unmanned platforms across contested environments.

•In November, ALL.SPACE announced follow-on U.S. Navy orders for 59 Hydra MAX 2 terminals, bringing the Navy’s total procurement to 108 systems, with combined orders valued at more than $25 million. The orders demonstrate continued customer confidence and demand for resilient, multi-orbit communications, reinforcing the opportunity to expand adoption of York’s integrated communications capabilities across crewed platforms and future unmanned fleets.

•In November, York shared that it will be working with Terma to combine York’s spacecraft platforms and manufacturing capacity with Terma’s space electronics and software expertise. The collaboration broadens York’s international opportunities, particularly in Europe, where Terma’s established relationships can open access to markets increasingly seeking sovereign space capabilities aligned with their national priorities.

•In November, Orbion, a wholly owned subsidiary of York, announced a partnership with ENPULSION to bring its flight-proven Hall-effect propulsion systems to European satellite manufacturers, expanding propulsion options and simplifying integration for a wider range of missions. The collaboration supports York’s expansion into Europe, creating opportunities for customers to draw on its broader ecosystem of spacecraft platforms, global ground infrastructure, software, and mission operations capabilities.

•In November, York announced its intent to acquire Outlook Industries, establishing the planned foundation for York Terrestrial Systems and extending its proven space, ground,

communications, and software ecosystem to unmanned platforms in the field. The proposed acquisition would open access to an established $3.08 billion unmanned ground systems market and position York to pursue opportunities in the estimated $10.31 billion unmanned surface and underwater vessel markets, supporting demand for integrated autonomous fleets while keeping warfighters farther from the fight.

Liquidity
As of September 30, 2026, our cash and cash equivalents were $309 million and availability under our Revolving Facility was $150 million, for total liquidity of $459 million.

Business Outlook as of November 12, 2026

York Space Systems narrowed its guidance range for the full year 2026 to be in the range of $380 million to $400 million.

We are working on a pipeline of government opportunities worth $14.9 billion, an increase of $3 billion as compared to June 30, 2026. This analysis considers the next two years, and we only included opportunities from potential customers we have spoken to directly.

Business outlook is based on information as of today, November 12, 2026, and may be impacted by factors outside York’s control. See “Forward Looking Statements.”

Conference Call

York will host a conference call to review its financial results for the third quarter of 2026 and its outlook for the future and may disclose other material developments affecting its business and/or financial performance. Listeners may access the conference call live via audio webcast.

Thursday November 12, 2026

3:00 pm Mountain Time (5:00 pm Eastern Time)

Webcast: https://events.q4inc.com/attendee/739520037

York’s financial results release will be available after the close of market on November 12, 2026 on York’s website at http://ir.yorkspacesystems.com. An audio webcast replay of the conference call will be available for one year at http://ir.yorkspacesystems.com.

About York Space Systems

York Space Systems (NYSE: YSS) is a leading, U.S.-based national defense and commercial prime providing a comprehensive suite of mission-critical solutions for national security, government, and commercial customers. York is one of the only space and defense primes with proprietary hardware and software capabilities designed to address customers’ complex mission requirements across the critical elements of the entire space ecosystem throughout the mission lifecycle. York is purpose built to address evolving national security space challenges and to adapt to the ongoing shift in the U.S. government’s mission needs and procurement processes.

Forward-Looking Statements

This presentation contains “forward -looking statements” within the meaning of, and the Company intends such forward -looking statements to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward -looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about our contract awards trends and related regulatory developments, including statements about future task orders and opportunities related to awards under the Indefinite Quantity Indefinite Delivery methodology and the conversion of IDIQ awards into funded task orders, the timing and size of awards we expect to compete for in 2027, expectations regarding our pipeline, expectations regarding government agencies, programs and actions, our market opportunity, addressable market and the potential growth of that market, our M&A strategy, the proposed acquisition of Outlook Industries (“Outlook”), including its expected completion and benefits, business plans, including expansion into adjacent markets, inventory building, outcomes, benefits expected from the acquisitions of Orbion Space Technologies, Inc. (“Orbion”), Solestial Space Technology, Inc. (“Solestial”) and All.Space Holdings, Inc. (“All.Space”) and growth prospects, trends in our industry and markets in this press release and made during the related conference call, are forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: disruptions in U.S. government operations and funding and budgetary priorities of the U.S. government; changes in U.S. government procurement priorities and methods, including if the anticipated focus on competition and vendor diversity does not develop as we expect or does not benefit us; the possibility that opportunities in our pipeline are delayed, reduced, cancelled or awarded to competitors, that awards we expect to compete for in 2027 are not made on the anticipated timeline, or that IDIQ awards do not result in funded task orders at the levels we expect; limitations on investor insight into portions of our business due to our classified contracts with the U.S. government; our failure to establish and maintain important relationships with government agencies and prime contractors; the potential inability to realize our backlog; difficulties or disruptions in consummating future acquisitions and integrating the operations of acquired companies into our business, and in realizing the expected benefits of these transactions, including with respect to Orbion, Solestial and ALL.SPACE; risks related to the proposed acquisition of Outlook, including that the transaction may not close on the anticipated timeline or at all, that required regulatory or governmental approvals may not be obtained or may be subject to conditions, that other closing conditions may not be satisfied, and that we may not successfully integrate Outlook or realize the anticipated strategic and financial benefits, including entry into unmanned platform markets; cost overruns on our contracts, including before final receipt of a contract; concentration of our customers and backlog,; we may fail to implement and maintain an effective system of internal control over financial reporting; and as a result may not be able to accurately determine or disclose our financial results; our operating results may fluctuate significantly; significant competition in the global space and satellite market; our failure to manage our growth effectively and our ability to achieve and maintain profitability; any failure of our spacecraft systems and related software to operate as intended, resulting in warranty claims for product failures, schedule delays or other problems with existing or new products; our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner; our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors; the scarcity or unavailability of critical components used to manufacture our products or used in our development programs; e market for spacecraft platforms and satellite software and its failure to achieve the growth potential we expect; uncertain global macro-economic and political conditions, including the implementation of tariffs and supply chain risks; a failure of our information technology systems, physical or electronic security protections; the failure to adequately protect our proprietary intellectual property rights; the inability to comply with any of our contracts or meet eligibility requirements to obtain certain government contracts; government laws and regulations, particularly those relating to contracting in the defense industry; our substantial indebtedness; and the other factors set forth in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release and the related conference call. Actual results may vary from the estimates provided. We undertake no intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

We believe that in addition to our results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), our non-GAAP financial measures including contribution margin, contribution margin %, EBITDA, and Adjusted EBITDA provide useful information to management, investors, and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. In addition to our GAAP measures, we use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources, including budgeting for infrastructure.

These non-GAAP financial measures are used to supplement the financial information presented on a GAAP basis and should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which items are adjusted to calculate our non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures.

Contribution Margin

We refer to revenue less direct material costs of revenue as “contribution margin” and contribution margin divided by revenue as “contribution margin %.” The closest comparable GAAP financial measures to contribution margin and contribution margin % are gross profit and gross profit margin %, respectively. We believe contribution margin and contribution margin % are useful measures of the variable costs that we incur in order to provide services to our customers. Our presentation of contribution margin and contribution margin % should not be construed as an inference that our future results will be unaffected by variable costs.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) adjusted for interest expense, interest income, income tax benefit, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for changes in the fair value of derivatives, loss on debt extinguishment, transaction costs, and other non-recurring items. Net loss is the most directly comparable GAAP measure to Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, see the “Reconciliation of GAAP to Non-GAAP Results” table in this press release.

Backlog

We view backlog as a key measure of our business growth. Backlog represents our estimate of the revenue we expect to realize in future periods as a result of performing work on contracts that have been awarded to us (net of any revenue already recognized as of the backlog date). We include the aggregate expected revenue of awarded contracts in our backlog upon the execution of a legally binding agreement, even though our contracts include certain termination rights exercisable by our customers with advance notice. We exclude unexercised contract options from our backlog. Contract liabilities recognized on our consolidated balance sheets consists of payments and billings that we have received in excess of revenue that we have recognized. Because cash receipts from these contracts have not been recognized into revenue, they are included in our backlog calculation.
We monitor our backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of our business and identifying trends over time. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments, or contract cancellations may occur, which could result in a reduction in our total backlog and potential future revenue that is never recognized.

Investor Contact

Christopher Evenden

ir@yorkspacesystems.com

Media Contact

Sarah Nickell

Sarah.nickell@yorkspacesystems.com

APPENDIX - 1

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
($ in thousands, except shares and per share amounts)	2026	2025	2026	2025
Revenue	$84,171	$90,763	$293,061	$280,854
Cost of revenues	68,652	70,497	233,212	226,460
Gross profit	15,519	20,266	59,849	54,394
Operating expenses
Selling, general and administrative expenses	50,276	31,532	127,807	84,123
Stock compensation expense	7,874	—	103,463	—
Research and development expenses	9,521	4,502	20,576	13,796
Transaction costs	6,564	9,896	18,498	10,002
Goodwill impairment loss	749,737	—	749,737	—
Total operating expenses	823,972	45,930	1,020,081	107,921
Loss from operations	(808,453)	(25,664)	(960,232)	(53,527)
Other (expense) income
Interest expense	(2,969)	(7,208)	(8,752)	(21,385)
Interest income	3,244	276	12,072	1,035
Other income (expense), net	(140)	595	(5,419)	1,910
Total other expense	135	(6,337)	(2,099)	(18,440)
Loss before provision for income taxes	(808,318)	(32,001)	(962,331)	(71,967)
Income tax (expense) benefit	920	11,920	748	15,923
Net loss	$(807,398)	$(20,081)	$(961,583)	$(56,044)
Foreign currency translation adjustment	(209)	295	(281)	1,152
Comprehensive loss	$(807,607)	$(19,786)	$(961,864)	$(54,892)
Net loss per common share
Net loss	$(807,398)	$(20,081)	$(961,583)	$(56,044)
Less: Accretion of Class P Units	$—	$—	$192	$—
Less: Deemed dividend on Conversion of the Class P Units upon IPO	$—	$—	$60,722	$—
Net loss available to common shareholders	$(807,398)	$(20,081)	$(1,022,497)	$(56,044)
Basic and diluted net loss per share	$(5.99)	$(0.21)	$(8.09)	$(0.59)
Weighted average common shares outstanding
Basic and diluted weighted common shares outstanding	134,688,809	95,141,928	126,337,519	95,141,928

Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	As of September 30, 2026	As of December 31, 2025
Assets
Current assets
Cash and cash equivalents	$308,939	$162,573
Accounts receivable, net	29,816	11,539
Inventories	50,903	18,747
Prepaid expenses and other current assets	35,048	31,478
Contract assets	150,967	76,809
Capitalized commissions, net	3,494	6,661
Total current assets	579,167	307,807
Fixed assets, net	64,883	46,293
Right of use assets, net	31,897	24,683
Goodwill	322,499	674,262
Other intangibles, net	422,296	407,925
Other assets	5,369	14,415
Total assets	$1,426,111	$1,475,385
Liabilities, Temporary Equity and Member's Capital/Stockholders' Equity
Current liabilities
Contract liabilities	$41,210	$110,275
Accounts payable and accrued expenses	101,721	68,358
Operating lease liabilities, current	4,606	3,260
Income taxes payable	1,001	672
Long-term debt, current	6,563	3,750
Deferred commissions, current	5,415	5,038
Other current liabilities	1,657	—
Total current liabilities	162,173	191,353
Operating lease liabilities, less current portion	29,018	23,161
Deferred commissions, less current portion	993	2,110
Long-term debt, net	139,652	144,962
Derivative liability associated with Class P Units	—	93,411
Other liabilities	8,686	3,353
Deferred income tax liability	4,691	6,096
Total liabilities	$345,213	$464,446
Commitments and contingencies
Temporary Equity
Class P Units (240,956,348 and 0 units authorized, issued and outstanding at December 31, 2025 and 2024, respectively; $241,498 and $0 liquidation preference as of December 31, 2025 and 2024, respectively)	—	143,115
Member's Capital/Stockholders Equity

Common units (0 and 50,000,000 authorized, issued and outstanding at September 30, 2026 and December 31, 2025, respectively)	—	1,135,910
Common stock ($0.0001 par value per share; 1,000,000,000 and 0 authorized at September 30, 2026 and December 31, 2025, respectively; 135,212,148 and 0 issued and outstanding at September 30, 2026 and December 31, 2025, respectively)	14	—
Additional paid-in-capital	2,310,834	—
Accumulated other comprehensive income (loss)	655	936
Accumulated deficit	(1,230,605)	(269,022)
Total member's capital	1,080,898	867,824
Total liabilities, temporary equity, and member's capital/stockholders' equity	$1,426,111	$1,475,385

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the nine months ended September 30,
($ in thousands)	2026	2025
Cash flows from operating activities
Net loss	$(961,583)	$(56,044)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	47,633	36,611
Stock compensation expense	103,463	—
Amortization of debt issuance costs	633	657
Non-cash lease expense	3,428	1,983
Amortization of capitalized commissions	3,126	4,016
Deferred taxes	(1,624)	(13,217)
Loss on equity investments, net	1,594	(750)
Other, net	6,207	(741)
Changes in assets and liabilities, net of the effect of acquisitions:
Accounts receivable, net	(17,079)	(19,468)
Inventories	(24,317)	9,175
Prepaid expenses and other current assets	2,839	23,812
Contract assets	(74,050)	(18,054)
Other assets	(442)	(157)
Contract liabilities	(80,503)	(79,337)
Accounts payable and accrued expenses	(3,441)	22,730
Deferred commissions	(740)	(1,467)
Income taxes payable	320	—
Related party payables	—	1,953
Other liabilities	(335)	516
Right of use assets and operating lease liabilities, net	(3,263)	(1,685)
Net cash (used in) operating activities	(248,397)	(88,229)
Cash flows from investing activities
Capital expenditures	(7,620)	(4,311)
Equity investments	(6,156)	(5,000)
Acquisition of businesses, net of cash acquired	(183,304)	(1,097)
Issuance of notes receivable	—	(5,000)
Proceeds from settlement of notes receivable	5,000	—
Net cash (used in)/provided by investing activities	(192,080)	(15,408)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with the IPO, net of underwriting discounts and commissions	592,833	—
Payment of offering costs in connection with the IPO	(3,192)	—
Repayment of principal on long-term debt	(2,813)	—
Proceeds from issuance of redeemable preferred units	—	25,000

Net cash provided by financing activities	586,828	21,268
Net increase/(decrease) in cash and cash equivalents	146,351	(82,369)
Effect of exchange rate changes on cash	15	250
Cash and cash equivalents, beginning of period	162,573	104,656
Cash at end of period	$308,939	$22,537
Supplemental disclosures of cash flow information
Cash payments for interest	$8,326	$18,772
Cash (refunded)/paid for taxes	(9)	(2,698)
Noncash operating, investing, and financing
Non-cash contribution	—	78,588
Deferred offering costs in accounts payable and accrued expenses	—	(2,797)
Changes in accounts payable and accruals for purchases of fixed assets	4,308	224
Conversion of common units into shares of common stock upon IPO	1,135,718	—
Conversion of Class P Units into shares of common stock upon IPO	241,391	—
Issuance of common shares for acquisition of Orbion	60,180	—
Issuance of common shares for acquisition of Solestial	51,857	—
Issuance of common stock for acquisition of All.Space	134,824	—

APPENDIX - 2

Reconciliation of GAAP to Non-GAAP Results

Contribution Margin
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
($ in thousands, except percentages)	2026	2025	2026	2025
Revenue	$84,171	$90,763	$293,061	$280,854
Direct material costs	50,151	59,014	179,668	193,519
Contribution margin (non-GAAP)	$34,020	$31,749	$113,393	$87,335
Contribution margin % (non-GAAP)	40%	35%	39%	31%

Reconciliation to Contribution Margin
(Unaudited)

($ in thousands, except percentages)	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Revenue	$84,171	$90,763	$293,061	$280,854
Less: Cost of revenues	68,652	70,497	233,212	226,460
Gross profit (GAAP)	$15,519	$20,266	$59,849	$54,394
Gross profit % (GAAP)	18%	22%	20%	19%
Add: Direct labor costs	12,137	8,070	33,412	23,455
Add: Direct overhead costs	4,203	1,904	11,282	5,288
Add: Depreciation and amortization	2,161	1,509	8,850	4,198
Contribution margin (non-GAAP)	$34,020	$31,749	$113,393	$87,335
Contribution margin % (non-GAAP)	40%	35%	39%	31%

Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
($ in thousands)	2026	2025	2026	2025
Net loss	$(807,398)	$(20,081)	$(961,583)	$(56,044)
Interest expense	2,969	7,208	8,752	21,385
Interest income	(3,244)	(276)	(12,072)	(1,035)
Income tax expense (benefit)	(920)	(11,920)	(748)	(15,923)
Depreciation and amortization	16,644	12,350	47,633	36,611
EBITDA (non-GAAP)	$(791,949)	$(12,719)	$(918,018)	$(15,006)
Changes in the fair value of derivatives	62	153	3,775	(1,243)
Stock-based compensation expense	7,874	—	103,463	—
Transaction costs(1)	6,564	9,896	18,498	10,002
Goodwill impairment loss	749,737	—	749,737	—
Other(2)	137	(729)	1,829	(617)
Adjusted EBITDA (non-GAAP)	$(27,575)	$(3,399)	$(40,716)	$(6,864)
(1)Represents costs for legal, advisory fees and other costs incurred in connection with the Company's acquisition activity and one-time IPO costs.
(2)Other includes a gain and loss on the initial investments for Solestial and Orbion, respectively, net gain on foreign exchange and one-time non-cash expense.

Backlog
(Unaudited)

($ in thousands)	As of September 30, 2026	As of December 31, 2025
Backlog	$580,982	$542,557